INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2019

New wireless licensing and expansion of business to consumer electronics drive 10% year-over-year growth in recurring revenue

WILMINGTON, DE. - August 1, 2019 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the second quarter ended June 30, 2019.
Second Quarter 2019 Financial Highlights

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Second quarter 2019 recurring revenue was $74.4 million, a 10% increase compared to recurring revenue of $67.5 million in second quarter 2018. The increase reflects the contribution of InterDigital's new consumer electronic licensing program, as well as revenue from agreements signed in the second half of 2018 in the company's mobile device licensing program.

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Second quarter 2019 operating expenses were $66.7 million, compared to $53.9 million in second quarter 2018. The increase was primarily driven by $13.2 million in costs related to the acquisition of Technicolor SA's (Euronext Paris:TCH) (OTCQX:TCLRY) patent licensing business and Research and Innovation (R&I) research and development organization. Of those, $5.9 million were either transaction, integration or amortization expenses.

•	Second quarter 2019 net income[1] was $7.7 million, or $0.24 per diluted share compared to net income[1] $11.0 million, or $0.31 per diluted share, in second quarter 2018.

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From January 1, 2019 through June 30, 2019, the company repurchased 2.5 million shares of common stock under its stock repurchase program for a total cost of $171.3 million, $19.6 million of which is attributable to the repurchase by the company of its common stock in connection with the issuance of the 2024 Notes (as defined below). $96.8 million remains available for repurchase subject to the increase to the buyback authorization in May 2019.

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In second quarter 2019, the company recorded $22.7 million of cash used in operating activities, compared to $6.8 million of cash provided in second quarter 2018. The company used $33.4 million of free cash flow[2] in second quarter 2019, compared to $0.8 million of free cash flow used in second quarter 2018. These decreases were primarily driven by the timing of cash collections under fixed-fee agreements. Ending cash and short-term investments as of June 30, 2019 totaled $0.8 billion.

•	In second quarter 2019, the company recognized a tax provision of $5.0 million compared to a tax provision of $1.1 million in second quarter 2018.
“With the completion of the acquisition of Technicolor’s R&I team, InterDigital now has fully integrated research-driven businesses in two of today’s most exciting technology segments, and has become one of the largest pure research and licensing businesses in the world,” said William J. Merritt, President and CEO of InterDigital. “That research and our patent portfolio are perfectly aligned with today’s converged devices and advanced services, and represent what we see as a powerful, significantly de-risked platform for growth going forward.”
Additional Highlights

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On June 3, 2019, the company completed a private offering of $400 million in aggregate principal amount of 2.00% Senior Convertible Notes due 2024 (the “2024 Notes”). The net proceeds from the offering were approximately $391.6 million after deducting the initial purchasers’ fees and estimated offering expenses. A portion of the net proceeds from the issuance of the 2024 Notes were used to repurchase $221.1 million in aggregate principal amount of the company’s existing 1.50% senior convertible notes due 2020, and to repurchase $19.6 million in shares of the company’s common stock.

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On May 31, 2019, the company completed its acquisition of the R&I research and development organization of Technicolor. The acquisition made the company one of the largest long-term R&D and licensing companies in the world, with approximately 340 engineers worldwide.

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Other Income in second quarter 2019 included $8.7 million to record the net impact of a gain resulting from our purchase of Technicolor’s R&I organization and a loss on extinguishment of debt related to our May 2019 repurchase of a portion of our convertible notes.

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On July 19, 2019, the company completed the sale of its Hillcrest Laboratories, Inc. business to a subsidiary of CEVA, Inc. As part of the transaction, InterDigital retained substantially all of the patent assets that it acquired in 2016.

Conference Call Information
InterDigital will host a conference call on Thursday, August 1, 2019 at 10:00 a.m. Eastern Time to discuss its second quarter 2019 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 239-9838 within the United States and Canada or +1 (323) 794-2551 from outside the United States and Canada. Please call by 9:50 a.m. ET on August 1st and give the operator conference ID number 1006593.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET August 1st through 1:00 p.m. ET August 8th. To access the recorded replay, call +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 1006593.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that the acquisition of the Technicolor patent licensing business provides the company with a significant potential benefit. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," "see," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the company of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) difficulties or delays in integrating the Technicolor patent licensing business; (x) failure to accurately forecast the long-term value and costs of the Technicolor business or of certain assets acquired in the transaction; (xi) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xii) changes or inaccuracies in market projections; and (xiii) changes in the company's business strategy.

We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2019	2018	2019	2018
REVENUES:
Variable patent royalty revenue	$8,594	$6,594	$17,874	$12,677
Fixed-fee royalty revenue	63,736	60,264	126,609	117,935
Current patent royalties	72,330	66,858	144,483	130,612
Non-current patent royalties	1,237	2,017	(4,538)	25,361
Total patent royalties	73,567	68,875	139,945	155,973
Patent sales	—	—	225	—
Current technology solutions revenue	2,042	680	4,070	1,026
	$75,609	$69,555	$144,240	$156,999
OPERATING EXPENSES:
Patent administration and licensing	37,353	26,487	73,424	53,403
Development	17,027	15,829	35,522	32,003
Selling, general and administrative	12,314	11,559	26,529	25,763
	66,694	53,875	135,475	111,169
Income from operations	8,915	15,680	8,765	45,830
INTEREST EXPENSE	(9,907)	(8,960)	(19,385)	(18,203)
OTHER INCOME (NET)	12,354	4,113	15,969	7,020
Income before income taxes	11,362	10,833	5,349	34,647
INCOME TAX BENEFIT (PROVISION)	(4,984)	(1,057)	(3,185)	3,858
NET INCOME	$6,378	$9,776	$2,164	$38,505
Net loss attributable to noncontrolling interest	(1,365)	(1,190)	(2,776)	(2,691)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$7,743	$10,966	$4,940	$41,196
NET INCOME PER COMMON SHARE — BASIC	$0.25	$0.32	$0.15	$1.19
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	31,547	34,769	32,076	34,705
NET INCOME PER COMMON SHARE — DILUTED	$0.24	$0.31	$0.15	$1.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,776	35,631	32,366	35,619
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$0.70	$0.70

Note: Certain revisions have been made to prior period amounts.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2019	2018	2019	2018
Income before income taxes	$11,362	$10,833	$5,349	$34,647
Taxes paid	(6,574)	(2,746)	(9,770)	(10,799)
Non-cash expenses	25,725	19,901	51,127	38,796
Change in deferred revenue	(19,331)	18,125	(62,754)	(27,167)
Increase (decrease) in operating working capital, deferred charges and other	(33,924)	(39,286)	(37,475)	(29,245)
Capital spending and capitalized patent costs	(10,637)	(7,615)	(20,702)	(16,049)
FREE CASH FLOW	(33,379)	(788)	(74,225)	(9,817)

Long-term investments	—	(2,000)	—	(6,250)
Acquisition of patents	—	(2,250)	—	(2,250)
Proceeds from noncontrolling interest	—	—	10,333	—
Dividends paid	(11,160)	(12,164)	(22,789)	(24,319)
Taxes withheld upon vesting of restricted stock units	(40)	(111)	(4,137)	(8,388)
Payments on long-term debt	(221,091)	—	(221,091)	—
Proceeds from issuance of convertible senior notes	400,000	—	400,000	—
Purchase of convertible bond hedge	(72,000)	—	(72,000)	—
Payment for warrant unwind	(4,184)	—	(4,184)	—
Prepayment penalty on long-term debt	(10,763)	—	(10,763)	—
Proceeds from hedge unwind	9,038	—	9,038	—
Proceeds from issuance of warrants	47,600	—	47,600	—
Payments of debt issuance costs	(7,300)	—	(7,300)	—
Share repurchases	(62,283)	(3,148)	(171,269)	(9,172)
Net proceeds from exercise of stock options	—	3,930	2	3,930
Unrealized gain (loss) on short-term investments	1,769	475	3,952	(1,168)
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$36,207	$(16,056)	$(116,833)	$(57,434)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	JUNE 30, 2019	DECEMBER 31, 2018
ASSETS
Cash & short-term investments	$831,159	$945,780
Accounts receivable (net)	57,183	35,032
Other current assets	52,656	43,438
Property & equipment and patents (net)	449,468	464,618
Other long-term assets (net)	154,600	137,690
TOTAL ASSETS	$1,545,066	$1,626,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$91,954	$—
Accounts payable, accrued liabilities, taxes payable & dividends payable	68,369	67,723
Current deferred revenue	82,575	111,672
Long-term deferred revenue	121,477	157,634
Long-term debt & other long-term liabilities	380,451	351,516
TOTAL LIABILITIES	744,826	688,545
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	788,898	936,729
Noncontrolling interest	11,342	1,284
TOTAL EQUITY	800,240	938,013
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,545,066	$1,626,558

Note: Certain revisions have been made to prior period amounts.

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash used in operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$(22,742)	$6,827	$(53,523)	$6,232
Purchases of property, equipment, & technology licenses	(1,278)	(1,143)	(2,862)	(1,542)
Capitalized patent costs	(9,359)	(6,472)	(17,840)	(14,507)
Free cash flow	$(33,379)	$(788)	$(74,225)	$(9,817)

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814